As filed with the Securities and Exchange Commission on October 10, 2000
                                               Registration No. 333-
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                          WINSTAR COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


                     Delaware                              13-3585278
         (State or Other Jurisdiction of                (I.R.S. Employer
          Incorporation or Organization)              Identification Number)

                                685 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                    (Address of principal executive offices)

                          1995 PERFORMANCE EQUITY PLAN,
                          2000 PERFORMANCE EQUITY PLAN
                                       AND
                          OTHER EMPLOYEE BENEFIT PLANS
                            (Full title of the Plans)

                             TIMOTHY R. GRAHAM, Esq.
                  Executive Vice President and General Counsel
                          Winstar Communications, Inc.
                                685 Third Avenue
                            New York, New York 10017
                                 (212) 792-9800
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                             DAVID ALAN MILLER, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800

                                                      CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum    Proposed maximum
                                          Amount to be        offering price         aggregate          Amount of
Title of Securities to be registered       registered            per share        offering price     registration fee
------------------------------------      ------------       -----------------   -----------------   ----------------
Common stock issuable upon exercise of
additional options that may be granted   5,000,000 shares(1)     $15.50(2)           $77,500,000          $20,460.00
under the Registrant's 1995 Performance
Equity Plan ("1995 Plan")

Common stock issuable upon exercise of
options that may be granted under the   10,000,000 shares        $15.50(2)          $155,000,000          $40,920.00
Registrant's 2000 Performance Equity
Plan ("2000 Plan")

Common stock issuable upon exercise of
options under certain employee benefit   2,749,187 shares(1)        $  (3)           $81,877,071(4)       $21,615.55
plans ("Other Benefit Plans")                                                       ------------          ----------

                Total                                                               $314,377,071          $82,995.55
                                                                                    ============          ==========


------------------------------

(1) Pursuant to our Shareholder Rights Plan adopted in July 1997, one preferred stock purchase right is attached to each share of common stock.

(2) Represents the last sale price of our common stock on September 29, 2000 as reported by Nasdaq, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3) The exercise prices payable for the shares of common stock issuable upon exercise of outstanding options granted pursuant to the Other Benefit Plans are as follows: $21.00 (37,425 shares), $21.50 (4,200 shares), $21.79 (750 shares), $22.00 (118,350 shares), $22.67 (600 shares), $22.83 (3,600 shares), $23.42 (116,400 shares), $23.59 (5,400 shares), $23.63 (600 shares), $23.67 (1,800 shares), $23.96 (6,000 shares), $24.00 (69,300 shares), $24.17 (21,750 shares), $24.23 (12,900 shares), $24.67 (756,959 shares), $25.25 (65,625 shares), $26.09 (30,000 shares), $26.67 (1,500 shares), $27.83 (1,200 shares), $28.13 (97,500 shares), $28.67 (297,225 shares), $28.83 (24,000 shares), $29.02 (2,250 shares), $29.42 (1,200 shares), $29.96 (12,000 shares), $30.09 (3,000 shares), $30.63 (35,100 shares), $30.71 (600 shares), $30.83 (3,600 shares), $30.94 (600 shares),
     $31.00 (42,600 shares), $31.17 (8,775 shares), $31.33 (21,000 shares),
     $31.50 (4,950 shares), $31.59 (7,200 shares), $31.87 (3,000 shares), $31.92
     (600 shares), $32.00 (6,075 shares), $32.09 (4,500 shares), $32.17 (600 shares), $32.21 (29,025 shares), $32.29 (600 shares), $32.42 (70,950 shares), $32.50 (61,800 shares), $32.59 (72,075 shares), $32.75 (600 shares), $32.96 (40,950 shares), $33.09 (31,875 shares), $33.13 (29,288 shares), $33.25 (22,838 shares), $33.42 (3,000 shares), $33.50 (4,500 shares), $33.59 (10,500 shares), $33.75 (600 shares), $33.83 (1,200 shares), $33.87 (600 shares), $34.25 (1,800 shares), $34.33 (15,000 shares), $34.59 (4,500 shares), $34.83 (36,825 shares), $35.00 (67,800 shares), $35.25 (10,500 shares), $35.50 (18,000 shares), $35.59 (1,800 shares), $36.09 (24,900 shares), $36.54 (26,400 shares), $36.67 (300 shares), $36.71 (12,000 shares), $36.75 (1,200 shares), $37.25 (12,600 shares), $37.92 (600 shares), $39.33 (35,475 shares), $41.17 (18,000 shares), $41.33 (27,600 shares), $41.63 (15,000 shares), $45.33 (12,000 shares), $46.17 (6,000 shares), $46.21 (30,000 shares), $48.00 (21,000 shares), $48.67 (12,000 shares), $49.21 (32,002 shares), $52.04 (22,500 shares), $52.50 (35,250 shares), $53.00 (10,000 shares), $53.08 (21,000 shares).

(4) The proposed maximum aggregate offering price is the sum of the exercise prices of the options granted and outstanding under the Other Benefit Plans as of July 31, 2000, in accordance with Rule 457(h) promulgated under the Securities Act.

                              ---------------------

         In accordance with the provisions of Rule 462 promulgated under the Securities Act, the registration statement will become effective upon filing with the Securities and Exchange Commission.

         In addition, pursuant to Rule 416 under the Securities Act, this registration statement also covers additional securities to be offered or issued in connection with terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, dividends or similar transactions.

                              ---------------------

                                       (i)

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information*

Item 2.            Registrant Information and Plan Annual Information*












* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of the Instructions to Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents previously filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

          o Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;

          o    Quarterly Report on Form 10-Q filed May 15, 2000;

          o Proxy Statement for the Annual Meeting of Stockholders held on June 28, 2000, filed May 23, 2000;

          o    Current Report on Form 8-K, filed June 1, 2000;

          o    Quarterly Report on Form 10-Q filed August 14, 2000; and

          o The description of our (1) common stock contained in our registration statement on Form 8-A under the Exchange Act (File No. 1-10726) and (2) Series B Preferred Stock Purchase Rights contained in our registration statement on Form 8-A, as amended, under the Exchange Act (File No. 0-20876).

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing of such documents. Any statement contained in a document incorporated by reference is modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference modifies or replaces such statement.

Item 4.           Description of Securities.

         Our common stock is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by law.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.


         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of our company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

Exhibit No.  Description
----------   -----------

   4.1       1995 Performance Equity Plan (incorporated by reference to Exhibit
             4.1 to our Registration Statement on Form S-8 (No. 33-98668))

   4.2       2000 Performance Equity Plan (filed herewith)

   4.3 Form of stock option agreement between Winstar Communications, Inc. and the option holder (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8 (No. 333-47391))

   4.4       Schedule of non-plan option grants (filed herewith)

   5.1       Opinion of Graubard Mollen & Miller (filed herewith)

   23.1      Consent of Grant Thornton LLP (filed herewith)

   23.2 Consent of Graubard Mollen & Miller (included in Exhibit 5.1) (filed herewith)

   24.1      Power of Attorney (included on the signature page hereto)

Item 9.           Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)     To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of October, 2000.

                       WINSTAR COMMUNICATIONS, INC.


                       By:      /s/ William J. Rouhana, Jr.
                           -------------------------------------------------
                              William J. Rouhana, Jr., Chairman of the Board
                                 and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. and/or Timothy R. Graham his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William J. Rouhana, Jr.             Chairman of the Board and               October 10, 2000
--------------------------              Chief Executive Officer (and
William J. Rouhana, Jr.                 principal executive officer)

/s/ Nathan Kantor                       President, Chief Operating              October 10, 2000
--------------------------              Officer and Director
Nathan Kantor

/s/ Timothy R. Graham                   Executive Vice President,               October 10, 2000
--------------------------              Secretary and Director
Timothy R. Graham

/s/ Richard J. Uhl                      Group Executive and Chief               October 10, 2000
--------------------------              Financial Officer (principal
Richard J. Uhl                          financial and accounting officer)

/s/ Bert W. Wasserman                   Director                                October 10, 2000
--------------------------
Bert W. Wasserman

/s/ William J. vanden Heuvel            Director                                October 10, 2000
----------------------------
William J. vanden Heuvel

/s/ Steven B. Magyar                    Director                                October 10, 2000
----------------------------
Steven B. Magyar

                                        Director                                October 10, 2000
----------------------------
Hartley R. Rogers

                                        Director                                October 10, 2000
----------------------------
Lawrence B. Sorrel

/s/ James I. Cash                       Director                                October 10, 2000
----------------------------
James I. Cash

/s/ Yvonne M. Curl                      Director                                October 10, 2000
----------------------------
Yvonne M. Curl

                                      II-7

                                    EXHIBITS

Exhibit No.  Description
----------   -----------

   4.1       1995 Performance Equity Plan (incorporated by reference to Exhibit
             4.1 to our Registration Statement on Form S-8 (No. 33-98668))

   4.2       2000 Performance Equity Plan (filed herewith)

   4.3 Form of stock option agreement between Winstar Communications, Inc. and the option holder (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8 (No. 333-47391))

   4.4       Schedule of non-plan option grants (filed herewith)

   5.1       Opinion of Graubard Mollen & Miller (filed herewith)

   23.1      Consent of Grant Thornton LLP (filed herewith)

   23.2 Consent of Graubard Mollen & Miller (included in Exhibit 5.1) (filed herewith)

   24.1      Power of Attorney (included on the signature page hereto)

                                      II-8